EXHIBIT 99.1

TO:	Duke Energy Employees and Contractors

FROM:	Jennifer L. Weber, Senior Vice President and Chief Human Resources Officer

SUBJECT:	Update on Indiana Matter and Naming of Esamann as Duke Energy Indiana President

We’re committed to keeping you up-to-date on issues involving our company, including Duke Energy’s recent hiring of Scott Storms and subsequent placement of Mr. Storms and Mike Reed, president of Duke Energy Indiana, on administrative leave. Please know that we do not typically share this type of personnel information with others. But, given the visibility of this matter, we are communicating the steps we are taking based on our findings to date.

As we have reported earlier, Duke Energy promptly initiated internal and independent reviews of the issues raised in Indiana.  On Nov. 4, we received a report from Gibson, Dunn & Crutcher, the law firm conducting the independent investigation, based on its review of the events leading up to the hiring of Scott Storms during the period of March to September 2010. After careful consideration of the findings to date from these investigations, we are taking the following actions:

•                            Today Duke Energy terminated the employment of Scott Storms and Mike Reed.

•                            We are implementing specific guidelines related to the hiring for certain job openings. Our new protocols will go above and beyond standard requirements. They will ensure that job candidates linked to regulatory and oversight groups are removed from all Duke Energy affairs prior to being considered for opportunities. We plan to communicate and train all hiring managers on these enhanced requirements.

•                            Doug Esamann has been named president of Duke Energy Indiana. He had been serving as interim president since Oct. 11. The press release announcing Doug’s appointment is attached.

We will continue to cooperate with the Indiana Inspector General and the Indiana Utility Regulatory Commission as they complete their reviews of this matter. Because of these external reviews, our own internal investigation is ongoing.

Please join me in congratulating Doug on his appointment and thanking him for his strong interim and enduring leadership in Indiana.